EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No. 333-129488) of MediaBay, Inc. on Form S-1 of our report dated March 30, 2006, appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2005, and to the reference to us under heading “Experts” in this Registration Statement.

Our report dated March 30, 2006 contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper Politziner & Mattia, P.C.

Edison, New Jersey
May 3, 2006